                   SUBSIDIARIES OF THE COMPANY-EXHIBIT 21.1
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

                                       STATE OR OTHER JURISDICTION OF
       SUBSIDIARY/1/                   INCORPORATION OF ORGANIZATION
- - -----------------------------          ------------------------------
       BFR Co., Inc.                             New Jersey
  Chamberlain Associates, Inc.                   California
   Data Arts & Science, Inc.                    Massachusetts
  Financial Data Systems, Inc.                   Washington
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/1/  All subsidiaries operate under the names listed. In addition, BFR Co., Inc.
     conducts business as BFR Systems, and Financial Data Systems, Inc. conducts business as FDSI Consulting.